Carbone Auto Group Joins Lithia to Expand in Northeast

MEDFORD, OR -- (Marketwired - September 13, 2016) - Lithia Motors, Inc. (NYSE: LAD) has acquired the assets of the Carbone Auto Group, a nine store platform based in New York and Vermont. Carbone is estimated to generate over $600 million in annual revenue through a strong exclusive market strategy. After optimizing the current franchises and operations, the group will consist of 13 stores: two stores each of Honda, Subaru and Ford and one store each of Toyota, Chevrolet, GMC Buick Cadillac, Chrysler Jeep Dodge Ram, Nissan, Hyundai and BMW. Carbone is estimated to provide approximately $0.20 to $0.25 in earnings per share in 2017.

The addition of the Carbone Auto Group provides a foundation from which Lithia plans to expand its exclusive market strategy throughout the Northeast. Combined with DCH Auto Group's metropolitan market strategy, this further expands our growth potential across the United States.

Bryan DeBoer, President and Chief Executive Officer, commented, "We're excited to welcome Enessa and Alex Carbone and the entire Carbone team to our family and look forward to sharing best practices to inspire continuous improvement. For over 85 years, Carbone has served their local communities in upstate New York. Their reputation and teams they have developed position them well for future growth. This adds to our growing pool of entrepreneurial and dynamic store leaders that accelerates our ability to find strong and stable businesses at a pace and return that is typically reserved for green-fielding."

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States and is among the fastest growing companies in the Fortune 500. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 150 stores in 16 states. Lithia also arranges finance, warranty, and credit insurance contracts. In addition, Lithia provides vehicle parts, maintenance and repair services at all of its locations.

Sites
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www.lithiainvestorrelations.com
www.lithiacareers.com

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Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as "project," "outlook," "expect," "anticipate," "intend," "plan," "believe," "estimate," "may," "seek," "would," "should," "likely," "goal," "strategy," "future," "maintain," "continue," "remain," "target" or "will" and similar references to future periods.

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748